Exhibit 10.1

Published Deal CUSIP: 56808DAD9

Published CUSIP for Revolving Facility: 56808DAE7

CREDIT AGREEMENT

Dated as of August 6, 2010

among

MARINA DISTRICT FINANCE COMPANY, INC.,

as the Borrower,

MARINA DISTRICT DEVELOPMENT COMPANY, LLC,

as the Guarantor,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

THE ROYAL BANK OF SCOTLAND PLC,

as Syndication Agent,

BANK OF AMERICA, N.A.

and

JPMORGAN CHASE BANK, N.A.,

as Co-Documentation Agents

and

The Other Lenders Party Hereto

WELLS FARGO SECURITIES, LLC

and

RBS SECURITIES INC.,

as Joint Lead Arrangers and Joint Bookrunners

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

-v-

SCHEDULES
2.01	Commitments and Pro Rata Shares
4.01	Permitted Encumbrances and Permitted Exceptions
5.06	Litigation
5.09	Environmental Matters
5.16	Intellectual Property Matters
7.01	Existing Liens
7.03	Existing Indebtedness
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS
Form of
A	Committed Loan Notice
B	Swing Line Loan Notice
C-1	Revolving Note
C-2	Swing Line Note
D	Compliance Certificate
E	Assignment and Assumption
F	Guaranty
G	Opinion Matters
H	Security Agreement
I	Mortgage
J	Hazardous Materials Indemnity

-vi-

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of August 6, 2010, among MARINA DISTRICT FINANCE COMPANY, INC., a New Jersey corporation (the “Borrower”), MARINA DISTRICT DEVELOPMENT COMPANY, LLC, a New Jersey limited liability company (“MDDC”; and together with the Borrower, the “Credit Parties”), the various financial institutions as are or may become parties hereto (collectively, the “Lenders”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), as L/C Issuer, Swing Line Lender and administrative agent for the Lenders.

In consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Act” has the meaning specified in Section 10.20.

“Administrative Agent” means Wells Fargo in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Affiliate Transaction” has the meaning specified in Section 7.08.

“Agent-Related Persons” means the Administrative Agent, together with its Affiliates (including, in the case of Wells Fargo in its capacity as the Administrative Agent, the Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Aggregate Commitments” means the Commitments of all Revolving Lenders. As of the Effective Date, the Aggregate Commitments are $150,000,000.

“Agreement” means this Credit Agreement.

“Applicable Rate” means in the case of Credit Extensions under the Revolving Commitment, (a) from the Effective Date until the date a Compliance Certificate is delivered pursuant to Section 6.02(b) for the fiscal quarter ending June 30, 2010, all pricing shall be determined by reference to Pricing Level 3 below and (b) thereafter the following rates per annum (expressed in basis points), based upon the Total Leverage Ratio as set forth below:

Applicable Rate

Pricing Level	Total Leverage Ratio	Unused Fee	Eurodollar Rate + Letters of Credit	Base Rate +
1	x < 3.25x	50.0	325.0	225.0
2	3.25x < x < 4.25x	50.0	375.0	275.0
3	4.25x < x < 5.25x	75.0	425.0	325.0
4	x > 5.25x	100.0	475.0	375.0

Any increase or decrease in the Applicable Rate resulting from a change in the Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b) in the case of the first three fiscal quarters of any fiscal year and immediately following the date a certification of the Total Leverage Ratio is delivered pursuant to Section 6.02(c) in the case of the final quarter of any fiscal year; provided, however, that if a Compliance Certificate is not delivered when due in accordance with Section 6.02(b) or a certification of Total Leverage Ratio is not delivered when due in accordance with Section 6.02(c), then Pricing Level 4 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall continue to apply until the first Business Day after the date such certificate is delivered.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Wells Fargo Securities, LLC and RBS Securities, Inc., in their capacities as joint lead arrangers and joint bookrunners.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.07(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

“Assignment Purchase Price” has the meaning specified in Section 10.16.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of MDDC and its Subsidiaries for the fiscal year ended December 31, 2009, and the related consolidated statements of income or operations, members’ equity and cash flows for such fiscal year of MDDC and its Subsidiaries, including the notes thereto.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Availability Period” means the period from and including the Effective Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Revolving Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, 11 U.S.C. §§ 101 et seq., as amended.

“Base Rate” means, on any date and relative to all Base Rate Loans, a fluctuating rate of interest per annum equal to the highest of:

(a) the prime commercial lending rate of Wells Fargo, as established from time to time at its principal U.S. office (which such rate is an index or base rate and will not necessarily be its lowest or best rate charged to its customers or other banks);

(b) the Eurodollar Rate as displayed at 11:00 a.m. (London time) on such day (or if such day is not a Business Day, on the preceding Business Day) for a one month Interest Period plus 1.00%; and

(c) the Federal Funds Rate in effect on such day plus 1.50%;

provided, that in no event shall the Base Rate be less than 1.50%.

The “prime rate” is a rate set by Wells Fargo based upon various factors including Wells Fargo’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Wells Fargo shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Committed Loan” means a Committed Loan that is a Base Rate Loan.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borgata” means Borgata Hotel Spa & Casino in Atlantic City, New Jersey which is owned by MDDC.

“Borgata Materials” has the meaning specified in Section 6.02.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrowing” means a Committed Borrowing or a Swing Line Borrowing, as the context may require.

“Boyd” means Boyd Gaming Corporation, a Nevada corporation.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York, New York and Atlantic City, New Jersey and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Stock” means, with respect to any Person, any and all shares or other equivalents (however designated) of corporate stock, partnership interests, limited liability company membership interests, or any other participation, right, warrants, options or other interest in the nature of an equity interest in such Person, but excluding any debt security convertible or exchangeable into such equity interest.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, L/C Issuer or Swing Line Lender (as applicable), the Lenders, and the Borrower as collateral for L/C Obligations, Obligations in respect of Swing Line Loans, obligations of Lenders to fund participations in respect of either thereof (as the context may require), or Commitments, cash or deposit account balances or, if the L/C Issuer or Swing Line Lender benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the L/C Issuer or the Swing Line Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Change of Control” means at any time,

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than MGM becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of a greater percentage of the Membership Interests of Holding Co. than the percentage of such Membership Interests held by Boyd directly or through a Subsidiary;

(b) The failure of Boyd to own, directly or through a Subsidiary, free and clear of all Liens (other than Liens in favor of the Collateral Agent), at least 30% of the Membership Interests of Holding Co.;

(c) Boyd shall cease to be the manager of Borgata directly or through a Subsidiary;

(d) The failure of Holding Co. to directly own, free and clear of all Liens (other than Liens in favor of the Collateral Agent), all of the Membership Interests of MDDC or otherwise have the ability to elect the managing member of MDDC;

(e) The failure of MDDC to directly own, free and clear of all Liens (other than Liens in favor of the Collateral Agent), all of the Capital Stock of the Borrower or otherwise have the ability to elect all of the members of the board of directors of the Borrower; or

(f) There shall occur a “Change of Control”, as such term is defined in the Credit Agreement dated as of May 24, 2007 among Boyd, various lenders, and Bank of America, N.A., as administrative agent, as the same may be amended, modified or amended and restated from time to time.

“Closing Date” means the date that this Agreement has been executed and delivered by all parties hereto.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means, collectively, the property described in the Mortgage, the Trademark Security Agreement and the Security Agreement, all property pledged pursuant to Section 6.14 or Section 6.15 and all other property and interests pledged as collateral security for the Secured Obligations. Collateral shall not include any right, title or interest of the Borrower or any of its Subsidiaries in any Gaming License or the Capital Stock of any entity.

“Collateral Agent” means Wells Fargo Bank, National Association, in its capacity as collateral agent under the Security Agreement, the Trademark Security Agreement, the Mortgage, the Intercreditor Agreement and any other Loan Document that secures all or any portion of the Obligations, or any successor collateral agent pursuant to the Intercreditor Agreement.

“Commitment” means for each Lender, such Lender’s Revolving Commitments.

“Committed Borrowing” means a borrowing consisting of simultaneous Committed Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Revolving Lenders pursuant to Section 2.01.

“Committed Loan” means a Loan made or to be made by a Lender pursuant to Section 2.01.

“Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Compensation Period” has the meaning specified in Section 2.12(c)(ii).

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated EBITDA” means, for any period, the Credit Parties and their Subsidiaries’ consolidated income before distributions plus (or minus), in each case, to the extent deducted (or added) in determining consolidated income, depreciation, amortization, interest expense, income tax expense and pre-opening expenses, plus any extraordinary losses and minus any extraordinary gains, minus any gain or plus any loss, charge or expense resulting from a redemption or repurchase of Senior Secured Notes, plus any non-recurring non-cash losses (or minus any non-recurring non-cash gains), plus any non-cash charges related to fair value adjustments and minus any non-cash gains related to fair value adjustments, all as determined in accordance with GAAP.

“Consolidated Total Indebtedness” means, as of any date of determination, for the Credit Parties and their Subsidiaries on a consolidated basis (exclusive of any Indebtedness of MDDC to the Borrower or another Subsidiary or any Indebtedness of the Borrower to MDDC or any Subsidiary), the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, minus the amount of any Revolving Loans made to the Borrower that were used to provide Cash Collateral pursuant to Section 2.14, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments (exclusive of surety bonds or similar instruments utilized in the ordinary course of the Credit Parties and their Subsidiaries’ business), (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) Attributable Indebtedness in respect of capital leases and Synthetic Lease Obligations, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Credit Parties or any of their Subsidiaries, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Credit Parties or any of their Subsidiaries are a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Credit Party or such Subsidiary. Notwithstanding the foregoing, Consolidated Total Indebtedness shall not include any public Indebtedness (x) that has been defeased in accordance with the terms of the indenture or other agreement under which it was issued or (y) that has been called for redemption and for which funds sufficient to redeem such Indebtedness have been set aside by the Credit Parties.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliates”.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Credit Parties” has the meaning specified in the introductory paragraph hereto.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate applicable to Base Rate Loans plus (iii) 3% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 3% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 3% per annum.

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that, as determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swing Line Loans, within three Business Days of the date required to be funded by it hereunder, unless such obligation is the subject of a good faith dispute with the Administrative Agent over funding obligations to the Administrative Agent, (b) has notified the Borrower, the Administrative Agent or any Lender that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder, or (c) has (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Loan Party, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualification” means, with respect to any Lender:

(a) the failure of that Person timely to file (or obtain a waiver) pursuant to applicable Gaming Laws (i) any application requested of that Person by any Gaming

Board in connection with any licensing required of that Person as a lender to the Borrower or (ii) any required application or other papers in connection with determination of the suitability of that Person as a lender to the Borrower;

(b) the withdrawal by that Person (except where requested or permitted by the Gaming Board) of any such application or other required papers; or

(c) any final determination by a Gaming Board pursuant to applicable Gaming Laws (i) that such Person is “unsuitable” as a lender to the Borrower, (ii) that such Person shall be “disqualified” as a lender to the Borrower or (iii) denying the issuance to that Person of any license required under applicable Gaming Laws to be held by all lenders to the Borrower.

“Disqualified Lender” means any Lender subject to Disqualification.

“Disqualified Lender Assignment Price” has the meaning specified in Section 10.16.

“Dollar” and “$” mean lawful money of the United States.

“Effective Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, and in the case of the assignment of a Revolving Commitment, the L/C Issuer and the Swing Line Lender, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (x) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, or (y) any competitor or Affiliate of a competitor of the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Eurodollar Rate” means for any Interest Period with respect to a Eurodollar Rate Loan:

(a) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Thomson-Reuters screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(b) if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(c) if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Wells Fargo and with a term equivalent to such Interest Period would be offered by Wells Fargo to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) two Business Days prior to the first day of such Interest Period.

“Eurodollar Rate Loan” means a Committed Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Event of Loss” means, relative to any property or asset (tangible or intangible, real or personal), (i) any loss, destruction or damage of such property or asset (excluding losses incurred in the ordinary course of business of the Credit Parties), (ii) any actual condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of all or a part of such property or asset, or confiscation of all or a part of such property or asset or the requisition of the use of all or a part of such property or asset or (iii) any settlement in lieu of clause (ii).

“Exchange Act” means the Securities Exchange Act of 1934.

“Existing Credit Agreement” means that certain First Amended and Restated Credit Agreement dated as of October 20, 2004, among the Credit Parties, various lenders and Canadian Imperial Bank of Commerce, as administrative agent, as the same has been amended from time to time prior to the Effective Date.

“FATCA” means Sections 1471 through 1474 of the Code and any regulations or official interpretations thereof.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to

(a) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York; or

(b) if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” means the letter agreement, dated May 12, 2010, among the Borrower, the Administrative Agent and Wells Fargo Securities, LLC.

“Foreign Lender” has the meaning specified in Section 10.15.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Pro Rata Share of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Pro Rata Share of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States that are applicable to the circumstances as of the date of determination, consistently applied.

“Gaming Board” means any Governmental Authority that holds regulatory, licensing or permit authority over gambling, gaming or casino activities conducted by MDDC and its Subsidiaries within its jurisdiction, or before which an application for licensing to conduct such activities is pending.

“Gaming Laws” means all Laws pursuant to which any Gaming Board possesses regulatory, licensing or permit authority over gambling, gaming or casino activities conducted by MDDC or any of its Subsidiaries within its jurisdiction.

“Gaming License” means any license, permit, franchise or other authorization from any Governmental Authority required to own, lease, operate or otherwise conduct the gaming business of MDDC or any of its Subsidiaries, including all licenses granted under Gaming Laws.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including without limitation the New Jersey Casino Control Commission, the New Jersey Division of Gaming Enforcement and the New Jersey Casino Reinvestment Development Authority.

“Granting Lender” has the meaning specified in Section 10.07(g).

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person other than a Loan Party (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, MDDC and any other Significant Subsidiary that executes a joinder to the Guaranty pursuant to Section 6.14.

“Guaranty” means the Guaranty executed and delivered by MDDC pursuant to Section 4.01(a)(iii), as originally in effect on the Effective Date, in substantially the form of Exhibit F hereto and as thereafter from time to time amended, supplemented, amended and restated or otherwise modified.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hazardous Materials Indemnity” means, on any date, the Hazardous Materials Indemnity Agreement, as originally in effect on the Effective Date, from the Credit Parties for the benefit of the Collateral Agent in the form of Exhibit J hereto and as thereafter from time to time amended, supplemented, amended and restated or otherwise modified.

“Holding Co.” means Marina District Development Holding Co., LLC, a New Jersey limited liability company.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) capital leases and Synthetic Lease Obligations;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date. The amount of Indebtedness shall be deemed to be zero with respect to any Guarantee, unless and until demand for payment is made with respect thereto.

“Indemnified Liabilities” has the meaning specified in Section 10.05.

“Indemnitees” has the meaning specified in Section 10.05.

“Information” has the meaning specified in Section 10.08.

“Intercreditor Agreement” means that certain Intercreditor and Collateral Agency Agreement dated as of the Effective Date among the Administrative Agent, the Collateral Agent and U.S. Bank National Association, as trustee for the holders of the Senior Secured Notes, as the same may be amended, supplemented, amended and restated or otherwise modified from time to time.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the applicable Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one or two weeks or one, two, three or six months thereafter, as selected by the Borrower in its Committed Loan Notice or such other period that is twelve months or less requested by the Borrower and acceptable to the Administrative Agent and the Lenders; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date.

“Investment” means any direct or indirect acquisition or investment by any Person in any other Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning specified in Section 5.16.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor the L/C Issuer and relating to any such Letter of Credit.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Revolving Lender, such Revolving Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Committed Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Wells Fargo in its capacity as issuer of Letters of Credit hereunder, any other Lender approved by the Credit Parties and the Administrative Agent or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the fifth Business Day prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Letter of Credit Sublimit” means an amount equal to $15,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.

“License Revocation” means the revocation, failure to renew or suspension of, or the appointment of a receiver, supervisor or similar official with respect to any casino, gambling or gaming license issued by any Gaming Board covering any casino or gaming facility.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Committed Loan or a Swing Line Loan.

“Loan Document” means, collectively, this Agreement, the Notes, the Letters of Credit, each Request for Credit Extension, each Issuer Document, the Security Agreement, the Guaranty, the Trademark Security Agreement, the Mortgage, the Fee Letter, the Hazardous Materials Indemnity, the Intercreditor Agreement, any account control agreement and any other agreement, certificate, document or instrument executed by a Loan Party the form of which is attached hereto or that otherwise evidences, guaranties or secures all or any portion of the Obligations.

“Loan Party” means each Credit Party and Guarantor.

“Loss Proceeds” has the meaning specified in Section 6.17.

“MAC” means MAC, Corp., a wholly owned indirect Subsidiary of MGM.

“Mandatory Payments” has the meaning specified in Section 2.07(a).

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, operations, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Credit Parties taken as a whole; (b) a material impairment of the ability of any Credit Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Maturity Date” means August 6, 2014.

“Maximum Rate” has the meaning specified in Section 10.10.

“MDDC” has the meaning specified in the introductory paragraph hereto.

“Membership Interest” means, relative to any Person which is a limited liability company, a membership interest or a limited liability company interest, as the case may be, of such Person.

“MGM” means MGM Resorts International, a Delaware corporation, or the parent company of any entity that purchases or otherwise acquires MAC or MAC’s interest in Holding Co.

“Mortgage” means, on any date, the Fee and Leasehold Mortgage, Assignment of Rents and Leases, Fixture Filing and Security Agreement in the form of Exhibit I hereto, made by MDDC, as mortgagor, in favor of the Collateral Agent, as mortgagee, as amended, supplemented, amended and restated or otherwise modified.

“Mortgaged Property” is defined in the Mortgage.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Note” means each Revolving Note and Swing Line Note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit C-1 or C-2, as applicable.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Operating Agreement” means that certain Operating Agreement of Holding Co. effective as of December 13, 2000 by and among Holding Co., Boyd Atlantic City, Inc. (“BAC”), a wholly owned subsidiary of Boyd, and MAC, and acknowledged and agreed to by Boyd and Mirage Resorts, Incorporated, which became effective through that certain Contribution and Adoption Agreement dated as of even date therewith and by and among such parties, pursuant to which the Second Amended and Restated Joint Venture Agreement of Marina District Development Company dated as of August 31, 2000 between MAC and BAC was adopted, with certain amendments and modifications thereto, as the Operating Agreement of Holding Co. in connection with the merger of Marina District Development Company with and into MDDC, as amended by that certain Agreement dated as of February 26, 2010 among Holding Co., BAC, Boyd, MAC and MGM, and as further amended, modified, supplemented or restated from time to time. “Operating Agreement” shall also mean any future Operating Agreement of Holding Co. entered into in connection with any transfer of the Capital Stock or assets of MAC, as such agreement may be amended, modified, supplemented or restated from time to time.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” has the meaning specified in Section 3.01(b).

“Outstanding Amount” means (i) with respect to Committed Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Loans and Swing Line Loans, as the case may be, occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Participant” has the meaning specified in Section 10.07(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Encumbrance” means any encumbrance described on Schedule 4.01 hereto against all or a portion of the Site or the other Mortgaged Property.

“Permitted Exception” means any exception to title to all or a portion of the Site or the other Mortgaged Property as set forth in Schedule 4.01 hereto.

“Permitted Liens” means Liens permitted under Section 7.01.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Pro Rata Share” means, with respect to any Commitment of Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the respective Commitment of such Lender at such time and the denominator of which is the amount of the aggregate amount of such Commitments at such time; provided that if the commitment of each Revolving Lender to make Revolving Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, then the Pro Rata Share of each Revolving Lender shall be determined based on the Pro Rata Share of such Revolving Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Process Agent” has the meaning specified in Section 10.18.

“Public Lender” has the meaning specified in Section 6.02.

“Register” has the meaning specified in Section 10.07(c).

“Related Period” means the preceding fiscal quarter, fiscal year to date, or the preceding fiscal year, as applicable.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, chief operating officer or any vice president of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Disposition” means any sale, lease, transfer or Disposition of, or grant of options, warrants or other rights with respect to, assets by a Credit Party (including accounts receivable and Capital Stock of its Subsidiaries) that is not expressly permitted pursuant to Section 7.05.

“Restricted Indebtedness” means (i) any Subordinated Debt and (ii) any other Indebtedness of a Credit Party not otherwise permitted hereunder but the terms and provisions of which have been approved by the Required Lenders.

“Restricted Payment” means (i) to declare, pay or make any dividend or distribution (in cash, property or obligations) on any Membership Interests (now or hereafter outstanding) of MDDC or on any warrants, options or other rights with respect to any Membership Interests (now or hereafter outstanding) of MDDC, (ii) to apply any of funds, property or assets to the purchase, redemption, sinking fund or other retirement of, or agree to purchase or redeem, any Membership Interests (now or hereafter outstanding) of MDDC, or warrants, options or other rights with respect to any Membership Interests (now or hereafter outstanding) of MDDC, (iii) any payment or prepayment of principal of, or any payment of interest on, any Subordinated Debt on any day other than the stated, scheduled date for such payment or prepayment set forth in the documents and instruments memorializing such Subordinated Debt, or any payment which would violate the subordination provisions of such Subordinated Debt, and (iv) any redemption, purchase or defeasance of any Subordinated Debt, including any payment for the purposes of funding any redemption, purchase or defeasance of Subordinated Debt. Restricted Payment excludes the dividend made as a use of proceeds of the Senior Secured Notes.

“Revolving Commitment” means, as to each Revolving Lender, its obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Revolving Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Revolving Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. As of the Effective Date, the aggregate amount of the Revolving Commitment is $150,000,000.

“Revolving Lender” means each Lender that holds a Revolving Commitment.

“Revolving Loan” means each Loan made by a Revolving Lender under the Revolving Commitment.

“Revolving Note” means the promissory note made by the Borrower to a Revolving Lender evidencing that Lender’s Pro Rata Share of the Revolving Commitment, substantially in the form of Exhibit C-1, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Obligations” means, collectively, the Obligations and all obligations of any Loan Party to any Lender or any Affiliate of a Lender under any Swap Contracts.

“Secured Parties” means, collectively, the Lenders, any Affiliate or any Lender that is a party to any Swap Contract with a Credit Party, the Collateral Agent and the Administrative Agent.

“Security Agreement” means the security agreement executed and delivered pursuant to Section 4.01(a)(iv), as such agreement may be amended, supplemented, restated or otherwise modified from time to time, substantially the form of Exhibit H hereto.

“Senior Secured Indenture” means that certain Indenture dated as of the Effective Date among the Credit Parties and U.S. Bank National Association, as trustee.

“Senior Secured Notes” means those certain Senior Secured Notes issued by the Borrower pursuant to the Senior Secured Indenture (including the exchange notes issued pursuant to the Registration Rights Agreement, as defined in the Senior Secured Indenture).

“Significant Subsidiary” means each Subsidiary (including such Subsidiary’s interest in its direct and indirect Subsidiaries) of a Credit Party (i) that has been designated as such by a Credit Party and has delivered all documentation required pursuant to Section 6.14 or (ii) that :

(a) accounted for at least 5% of consolidated revenues of MDDC and its Subsidiaries or 5% of Consolidated EBITDA of MDDC and its Subsidiaries, in each case for the four fiscal quarters of MDDC ending on the last day of the last fiscal quarter of MDDC immediately preceding the date as of which any such determination is made; or

(b) has assets which represent at least 5% of the consolidated assets of MDDC and its Subsidiaries as of the last day of the last fiscal quarter of MDDC immediately preceding the date as of which any such determination is made, all of which shall be as reflected on the financial statements of MDDC for the period, or as of the date, in question, adjusted for the pro forma effect of any Subsidiary acquired (or disposed of) by MDDC during such period or concurrently with the date as of which such determination is made.

“Site” means, collectively, the fee and leasehold real property described in the Mortgage.

“SPC” has the meaning specified in Section 10.07(g).

“Subordinated Debt” means all unsecured Indebtedness of the Borrower for money borrowed which is subordinated, upon terms reasonably satisfactory to the Administrative Agent, in right of payment to the payment in full in cash of all Obligations.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of MDDC.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Wells Fargo, in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Note” means the promissory note made by the Borrower to the Swing Line Lender, substantially in the form of Exhibit C-2, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplemented.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $30,000,000 and (b) the Aggregate Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tax Amount” means, relative to any period, an amount equal to the pre-tax income of MDDC multiplied by the highest effective corporate tax rate (including federal, state and local taxes imposed on income) applicable to MDDC (or if MDDC is a pass-through entity for purposes of determining such income tax, the direct or indirect holders of its equity interests).

“Taxes” has the meaning set forth in Section 3.01(a).

“Title Company” means Fidelity National Title Insurance Company or such other title insurance company as may be reasonably acceptable to the Administrative Agent.

“Title Policy” means the A.L.T.A. title policy referred to in Section 4.01(a)(viii).

“Total Leverage Ratio” means the ratio of (a) Consolidated Total Indebtedness to (b) twelve-month trailing Consolidated EBITDA. For purposes of determining such ratio, the outstanding Consolidated Total Indebtedness shall be calculated as of the last day of the applicable fiscal quarter.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans, Swing Line Loans and all L/C Obligations.

“Trademark Security Agreement” means, on any date, the Trademark Security Agreement executed and delivered by the Credit Parties pursuant to Section 4.01(a)(v), as originally in effect on the Effective Date, in substantially the form of Exhibit B to the Security Agreement and as thereafter from time to time amended, supplemented, amended and restated or otherwise modified.

“Type” means, with respect to a Committed Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Wells Fargo” has the meaning specified in the introductory paragraph hereto.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)(i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms. (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required

Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable).

1.07 Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the face amount of such Letter of Credit as in effect at such time.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Committed Loans. Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make Revolving Loans to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any Borrowing of Revolving Loans, (i) the Total Revolving Outstandings shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Revolving Lender, plus such Revolving Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Revolving Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Commitment. Within the limits of each Revolving Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02 Borrowings, Conversions and Continuations of Committed Loans. (a) Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than (i) 11:00 a.m. three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Committed Loans, and (ii) 10:00 a.m. on the requested date of any Borrowing of Base Rate Committed Loans; provided, however, that if the Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one or two weeks or one, two, three or six months in duration as provided in the definition of “Interest Period”, the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four Business Days prior to the requested date of such Borrowing, conversion or continuation. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Committed Loans shall be in a principal amount of $100,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Committed Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Committed Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Revolving Lender of the amount of its Pro Rata Share of such Committed Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Revolving Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Committed Borrowing, each Revolving Lender shall make the amount of its Committed Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Committed Loan Notice with respect to such Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Revolving Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d) The Administrative Agent shall promptly notify the Borrower and the Revolving Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Revolving Lenders of any change in Wells Fargo’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than six Interest Periods in effect with respect to Committed Loans.

2.03 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the other Revolving Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Effective Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower, MDDC or its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower, MDDC or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Outstandings shall not exceed the Aggregate Commitments, (y) the aggregate Outstanding Amount of the Committed Loans of any Revolving Lender, plus such Revolving Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Revolving Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Lender’s Commitment, or (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) The L/C Issuer shall not issue any Letter of Credit, if the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all of the Revolving Lenders have approved such expiry date.

(iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate any Laws or one or more policies of the L/C Issuer;

(C) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial face amount less than $25,000;

(D) such Letter of Credit is to be denominated in a currency other than Dollars;

(E) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(F) a default of any Revolving Lender’s obligations to fund under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into arrangements satisfactory to the L/C Issuer with the Borrower or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender.

(iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Revolving Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or MDDC or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Lender’s Pro Rata Share times the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Lender or any Loan Party that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment and will notify each Revolving Lender of such issuance or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Lender’s Pro Rata Share thereof. In such event, the Borrower shall be deemed to have requested a Committed Borrowing of Base Rate Loans under the Revolving Commitment to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Lender (including the Lender acting as L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent (and the Administrative Agent may apply Cash Collateral for this purpose) for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolving Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Revolving Lender funds its Committed Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the L/C Issuer.

(v) Each Revolving Lender’s obligation to make Committed Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Committed Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the Federal Funds Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. A certificate of the L/C Issuer submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, set-off, defense or other right that the Borrower, MDDC or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Revolving Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, any Agent-Related Person nor any of the respective correspondents, participants or assignees of the L/C Issuer shall be liable to any Revolving Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Applicability of ISP98 and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

(h) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Pro Rata Share a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily maximum amount available to be drawn under such Letter of Credit; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the L/C Issuer pursuant to Section 2.14 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Pro Rata Shares allocable to such Letter of Credit pursuant to Section 2.15(a)(iv), with the balance of such fee, if any, payable to the L/C Issuer for its own account. Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(i) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit in the amount specified in the Fee Letter or otherwise agreed by Borrower and such L/C Issuer, payable on the actual daily maximum amount available to be drawn under such Letter of Credit. Such fronting fee shall be computed on a quarterly basis in arrears. Such fronting fee shall be due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.

(j) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k) Letters of Credit Issued for MDDC or Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, MDDC or a Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of MDDC and Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of MDDC and such Subsidiaries.

2.04 Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, may in its sole discretion, make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Share of the Outstanding Amount of Revolving Loans and L/C Obligations of the Revolving Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Revolving Outstandings shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Revolving Lender, plus such Revolving Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Revolving Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Commitment, and provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Immediately upon the making of a Swing Line Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Lender’s Pro Rata Share times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent (unless the Swing Line Lender is the Administrative Agent), which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent (unless the Swing Line Lender is the Administrative Agent) not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swing Line Lender in immediately available funds.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Lender make a Base Rate Committed Loan in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Revolving Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Committed Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Revolving Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the Federal Funds Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. A certificate of the Swing Line Lender submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Revolving Lender’s obligation to make Committed Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Committed Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Revolving Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Lender through the Administrative Agent its Pro Rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Lender shall pay to the Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Revolving Lender funds its Base Rate Committed Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05 Prepayments.

(a) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Committed Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Committed Loans shall be in a principal amount of $100,000 or a whole multiple of $100,000 in excess thereof or, in each case, such other amount equal to the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Committed Loans of the Revolving Lenders in accordance with their respective Pro Rata Shares. Notwithstanding the foregoing, prepayments of Loans of a Disqualified Lender pursuant to Section 10.16 shall be applied solely to such Disqualified Lender’s Loans, and not in accordance with the respective Pro Rata Shares.

(b) The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 4:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c) If for any reason the Total Revolving Outstandings at any time exceed the Aggregate Commitments then in effect, the Borrower shall immediately prepay Revolving Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(c) unless after the prepayment in full of the Revolving Loans and Swing Line Loans the Total Revolving Outstandings exceed the Aggregate Commitments then in effect.

2.06 Termination or Reduction of Commitments. The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Commitments, such Sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Revolving Lender according to its Pro Rata Share. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.07 Repayment of Loans.

(a) The Borrower shall make mandatory payments (“Mandatory Payments”) from the following sources:

(A) on or before the third Business Day after receipt thereof one hundred percent (100%) of net cash proceeds received by any Credit Party from the issuance of any Restricted Indebtedness;

(B) on or before the third Business Day after receipt thereof one hundred percent (100%) of the net cash proceeds received by any Credit Party or any of their Subsidiaries from any Restricted Disposition; and

(C) on or before the third Business Day after receipt thereof one hundred percent (100%) of all net cash proceeds received by any Credit Party or any of its Subsidiaries from any condemnation awards or casualty losses; subject, however, to the further provisions of Section 6.17 hereof.

All net non-cash proceeds (including any promissory notes) realized from any transaction described in clause (B) or (C) above shall on the third Business Day following the Credit Party’s receipt thereof be assigned and, to the extent that such collateral is an instrument, document or note, delivered to the Administrative Agent as and shall be held by the Administrative Agent as additional collateral security. Upon the reduction of any non-cash proceeds to cash, the principal amount of such proceeds and all interest thereon shall be applied by the Administrative Agent as provided above. Notwithstanding the foregoing, the Borrower may satisfy its obligations under this Section 2.07 by applying such net cash proceeds to repay, redeem or repurchase Senior Secured Notes in lieu of making such Mandatory Payment.

(b) Amounts paid or prepaid pursuant to clause (a) above shall be applied as follows:

(A) So long as no Event of Default has occurred and is continuing, the Lenders shall apply such amounts first, to all Obligations then due and payable (other than principal and interest on the Loans), and second, to the outstanding principal amount of the Revolving Loans.

(B) After an Event of Default has occurred and so long as such Event of Default is continuing, all amounts received by the Lenders shall be applied first, to the costs and expenses of protecting and preserving the security interests of the Lenders under the Loan Documents, second, to the costs and expenses of protecting and preserving the Collateral, third, to all other Obligations due under this Agreement and the other Loan Documents (other than principal and interest on the Loans), fourth, to the Lenders for accrued and unpaid interest on the Loans, and to the Lenders for all interest payments due to them or their Affiliates under any Swap Contracts, pro rata, fifth, to the pro rata payment of the aggregate outstanding principal balance of the Revolving Loans and of the Swap Termination Value due to any Lenders or their Affiliates under any Swap Contracts and, after all amounts evidenced and secured by the Loan Documents have been indefeasibly paid in full and the Credit Parties have performed their obligations under the Loan Documents, the balance, if any, shall be delivered to the Collateral Agent.

(c) The Borrower shall repay to the Revolving Lenders on the Maturity Date the aggregate principal amount of Revolving Loans outstanding on such date.

(d) The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the request of the Swing Line Lender pursuant to Section 2.04(c) and (ii) the Maturity Date.

2.08 Interest. (a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to Wells Fargo’s overnight eurodollar rate plus the Applicable Rate for Eurodollar Rate Loans, unless otherwise agreed by the Swing Line Lender and the Borrower.

(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees. In addition to certain fees described in subsections (h) and (i) of Section 2.03:

(a) Unused Fee. The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Pro Rata Share, an unused fee equal to the Applicable Rate times the actual daily amount by which the Aggregate Commitments exceed the sum of (i) the Outstanding Amount of Revolving Loans and (ii) the Outstanding Amount of L/C Obligations. The unused fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Section 4.02 is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Effective Date, and on the Maturity Date. The unused fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Other Fees. The Borrower shall pay to Wells Fargo Securities, LLC and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Notwithstanding the foregoing, no such fees shall be payable prior to the Effective Date.

2.10 Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate. (a) All computations of interest for Base Rate Loans when the Base Rate is determined by Wells Fargo’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.

(b) If, as a result of any restatement of or other adjustment to the financial statements of the Credit Parties or for any other reason, the Credit Parties or the Revolving Lenders determine that (i) the Total Leverage Ratio as calculated by the Credit Parties as of any applicable date was inaccurate and (ii) a proper calculation of the Total Leverage Ratio would have resulted in higher pricing for such period, the Credit Parties shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the Revolving Lenders or the L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the

Credit Parties under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Revolving Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Revolving Lender or the L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(h) or 2.08(b) or under Article VIII. The Credit Parties’ obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.

2.11 Evidence of Debt. (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in subsection (a), each Revolving Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Revolving Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Revolving Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12 Payments Generally. (a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff, except that the Borrower shall have setoff rights against any Defaulting Lender with respect to the portion of the Obligations owed to such Lender. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c) Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(i) if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the Federal Funds Rate from time to time in effect; and

(ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Administrative Agent. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Committed Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) The obligations of the Revolving Lenders hereunder to make Committed Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 9.07 are several and not joint. The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment under Section 9.07 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment under Section 9.07.

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13 Sharing of Payments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section 2.13 shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender or the prepayment by the Borrower of Loans of a Disqualified Lender pursuant to Section 10.16), (y) the application of Cash Collateral provided for in Section 2.14, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to the Borrower or any Affiliate thereof (as to which the provisions of this Section 2.13 shall apply).

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.

2.14 Cash Collateral.

(a) Certain Credit Support Events. Upon the request of the Administrative Agent or the L/C Issuer (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of such L/C Obligations. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent, the L/C Issuer or the Swing Line Lender, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b) Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked deposit accounts at Wells Fargo. The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders (including the Swing Line Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.14(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.14 or Sections 2.03, 2.04, 2.05, 2.15 or 8.02 in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.07(b))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.14 may be otherwise applied in accordance with Section 8.03), and (y) the Person providing Cash Collateral and the L/C Issuer or Swing Line Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.15 Defaulting Lenders. (a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.09), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuer or Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by the L/C Issuer or Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Loan or Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts then owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts then owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any Unused Fee pursuant to Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender pursuant to Section 2.09(a)) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03(h).

(iv) Reallocation of Applicable Pro Rata Shares to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Sections 2.03 and 2.04, the “Pro Rata Share” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Committed Loans of that Lender.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, Swing Line Lender and the L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Committed Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Shares (without giving effect to Section 2.15(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes. (a) Any and all payments by the Borrower to or for the account of the Administrative Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of the Administrative Agent and each Lender, taxes imposed on or measured by its overall net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which the

Administrative Agent or such Lender, as the case may be, is organized or maintains a lending office (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), each of the Administrative Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment, the Borrower shall furnish to the Administrative Agent (which shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof.

(b) In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

(c) If the Borrower shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, the Borrower shall also pay to the Administrative Agent or to such Lender, as the case may be, at the time interest is paid, such additional amount that the Administrative Agent or such Lender specifies is necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) that the Administrative Agent or such Lender would have received if such Taxes or Other Taxes had not been imposed.

(d) The Borrower agrees to indemnify the Administrative Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by the Administrative Agent and such Lender, (ii) amounts payable under Section 3.01(c) and (iii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this subsection (d) shall be made within 30 days after the date the Lender or the Administrative Agent makes a demand therefor.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Committed Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or that the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Rate Loans. (a) If any Lender determines that as a result of the introduction of or any change in or in the interpretation of any Law, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Loans or (as the case may be) issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.01 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or has its Lending Office, and (iii) reserve requirements contemplated by Section 3.04(c)), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b) If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

(c) The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 15 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 15 days from receipt of such notice.

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.16;

including any loss of anticipated profits solely attributable to a decline in the Eurodollar Rate after the date such Loan was made and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded. Any Lender making a claim for compensation for losses pursuant to this Section 3.05 shall make such claim within 30 days after such Lender first becomes aware of the loss, cost or expense incurred by it.

3.06 Matters Applicable to all Requests for Compensation. A certificate of the Administrative Agent or any Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder (including calculations thereof in reasonable detail) shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods. Any and all claims for compensation under this Article III shall be made by a Lender within 30 days after such Lender becomes aware of the facts or circumstances giving rise to such claim. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for or reduce the amount of any request for compensation under this Article III and take any other action available to reduce or mitigate such costs in each case if such action will not, in the good faith judgment of such Lender, be materially disadvantageous to such Lender.

3.07 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

CONDITIONS PRECEDENT TO EFFECTIVENESS AND CREDIT EXTENSIONS

4.01 Conditions of Effectiveness. The effectiveness of this Agreement is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i) executed counterparts of this Agreement;

(ii) a Note executed by the Borrower and dated the Effective Date in favor of each Lender requesting a Note;

(iii) the Guaranty, dated as of the Effective Date, duly executed by each of the Guarantors;

(iv) the Security Agreement, dated as of the Effective Date, duly executed by each Loan Party, covering all of each such Person’s equipment, gaming devices (but only to the extent permitted by applicable law and contract) and associated equipment, fixtures, furnishings, inventory, accounts, intangibles and other personal property of every kind and description, including, to the extent permitted by the terms of the financing or leasing agreements applicable thereto, all furniture, fixtures and equipment that are financed or leased, but excluding any Gaming License and the Capital Stock of any entity, together with:

(A) acknowledgment copies of properly filed Uniform Commercial Code financing statements (Form UCC-1), dated a date reasonably near to and prior to the Effective Date, or such other evidence of filing as may be acceptable to the Administrative Agent, naming each of the Loan Parties (as appropriate) as the debtor, and the Collateral Agent, as the secured party, or other similar instruments or documents, filed under the Uniform Commercial Code of all jurisdictions as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the security interest of the Collateral Agent pursuant to the Security Agreement;

(B) Uniform Commercial Code termination statements necessary to release all Liens and other rights of any Person securing any existing Liens (other than Permitted Liens), together with such other Uniform Commercial Code termination statements as the Administrative Agent may reasonably request;

(C) certified copies of Uniform Commercial Code Requests for Information or Copies (Form UCC-3), or a similar search report certified by a party acceptable to the Administrative Agent, dated a date reasonably near to the Effective Date, listing all effective financing statements which name any of the Loan Parties (under their present names and any previous names) as the debtor and which are filed in the jurisdictions in which filings were made pursuant to clause (A) above, together with copies of such financing statements (none of which (other than those described in clause (A), if such Form UCC-3 or search report, as the case may be, is current enough to list such financing statements described in clause (A)) shall cover any Collateral described in the Security Agreement except as permitted by Section 7.01);

(D) all control agreements required to be executed pursuant to the Security Agreement, each duly executed by each of the appropriate parties thereto; and

(E) all instruments (including, without limitation, the promissory note from MDDC to the Borrower) and documents required to be delivered to the Collateral Agent pursuant to the Security Agreement;

(v) the Trademark Security Agreement, dated as of the Effective Date and duly executed and delivered by the Credit Parties;

(vi) the Mortgage, dated as of the Effective Date, duly executed by MDDC, together with evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of the Mortgage as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable effectively to create a valid, perfected Lien against the properties and the leasehold interests described therein or purported to be covered thereby;

(vii) to the extent necessary to obtain an A.L.T.A. Title Policy without a survey exception, an updated surveyor’s plat of the Site prepared (and so certified) in compliance with the provisions of the applicable New Jersey survey standards by a registered land surveyor of New Jersey, and certified to the Administrative Agent and the Title Company;

(viii) an A.L.T.A. Title Policy in an amount not less than the sum of (x) the amount of the Aggregate Commitments as of the Effective Date plus (y) the aggregate principal face amount of the Senior Secured Notes, Mortgaged Property that shall (1) include such endorsements as are reasonably required by the Administrative Agent, (2) be reinsured by such reinsurance as is satisfactory to the Administrative Agent in its reasonable discretion, (3) be issued by the Title Insurer in form and substance satisfactory to the Administrative Agent, and (4) insure that:

(A) MDDC has a good, fee simple (or, as applicable, leasehold) title to the Site, free and clear of Liens (except the Permitted Liens), encumbrances (except the Permitted Encumbrances) and other exceptions to title (except the Permitted Exceptions);

(B) the Mortgage is a valid Lien on the Site, free and clear of all Liens (except the Permitted Liens), encumbrances (except the Permitted Encumbrances) and exceptions (except the Permitted Exceptions); and

(C) upon the terms and subject to the conditions set forth in the Mortgage, the Collateral Agent has the right to foreclose against the Site and that, except as otherwise permitted by the Permitted Exceptions, no forfeiture or right of reversion will exist due to covenants, restrictions or encroachments;

(ix) evidence of the following insurance coverages:

(A) comprehensive general public liability insurance in an amount reasonably satisfactory to the Administrative Agent and the Borrower covering the Borrower and MDDC;

(B) worker’s compensation insurance (or self insurance therefor) and employer’s liability insurance for the Borrower and MDDC, all in such amounts as may be required by statute;

(C) if commercially available, flood insurance if the Site is located in an area designated by the Secretary of Housing and Urban Development as a special flood hazard area; and

(D) rental or business interruption insurance in an amount not less than $500,000,000 per occurrence, subject to standard deductibles and exclusions;

All policies of insurance required to be maintained by the Borrower and MDDC shall be issued by companies reasonably satisfactory to the Administrative Agent and shall have coverages and endorsements (including, without limitation, waivers of subrogation and waivers of breach of warranty) and be written for such amount as the Administrative Agent may reasonably require. All policies of insurance required to be maintained by Borrower and MDDC must name the Administrative Agent as mortgagee and additional insured or loss payee, must insure the interest of the Administrative Agent in the property as mortgagee and must provide that no cancellation or material modification of the policies will be made without thirty days’ prior written notice to Administrative Agent. Certificates for all such policies must be delivered to the Administrative Agent and approved by the Administrative Agent (which approval shall not be unreasonably withheld);

(x) the Hazardous Materials Indemnity, dated as of the Effective Date, duly executed by the Credit Parties;

(xi) an appraisal of the properties described in the Mortgage complying with the requirements of the Federal Financial Institutions Reform, Recovery and Enforcement Act of 1989;

(xii) a Notice of Special Flood Hazards and Availability of Federal Disaster Relief Assistance duly executed by the Credit Parties which acknowledges that the Site is in an area that has been identified by the director of the Federal Emergency Management Agency as a special flood hazard area and acknowledging the flood insurance requirements applicable in connection therewith;

(xiii) the Intercreditor Agreement, dated as of the Effective Date, duly executed by the Administrative Agent, the Collateral Agent and U.S. Bank National Association, in its capacity as the trustee for the holders of the Senior Secured Notes;

(xiv) the Borrower shall have received net cash proceeds from the sale of its Senior Secured Notes in an aggregate amount not less than $650,000,000;

(xv) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(xvi) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where such Person is qualified to do business;

(xvii) a favorable opinion of Morrison & Foerster LLP and Cooper Levenson April Niedelman & Wagenheim, P.A., counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit G and such other matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;

(xviii) a certificate of the General Counsel of a Credit Party or the General Counsel of Boyd stating that each Loan Party has received all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party and that such consents, licenses and approvals are in full force and effect;

(xix) a certificate signed by a Responsible Officer of the Borrower certifying that the conditions specified in Sections 4.02(a) and (b) have been satisfied and that since March 31, 2010, there has been no material adverse change in the business, operations, debt service capacity, properties, assets, nature of business, liabilities (including environmental liabilities) or prospects of the Credit Parties and their Subsidiaries, taken as a whole;

(xx) evidence that the Existing Credit Agreement has been, or concurrently with the Effective Date is being, terminated and all Liens securing obligations thereunder have been, or concurrently with the Effective Date are being, released; and

(xxi) such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuer, the Swing Line Lender or the Required Lenders reasonably may require.

(b) Any fees required to be paid on or before the Effective Date shall have been paid.

(c) The Effective Date shall have occurred on or before August 16, 2010.

4.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of the Credit Parties contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b) No Default shall exist or would result from such proposed Credit Extension.

(c) The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each Credit Party represents and warrants to the Administrative Agent and the Lenders that:

5.01 Existence, Qualification and Power; Compliance with Laws. Each Loan Party (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws; except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, (i) any Contractual Obligation to which such Person is a party (other than the Loan Documents), or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

5.03 Governmental Authorization; Other Consents. Except for such authorizations, approvals or notices obtained or delivered as of the Effective Date, authorizations, approvals or notices to or from Gaming Boards subsequently required in connection with the addition of any Guarantor, the pledge of additional Collateral pursuant to Section 6.14 or Section 6.15, the enforcement of remedies against the Collateral, assignments to non-bank Lenders and qualification of non-bank Lenders, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except that notice of the Borrower’s execution of this Agreement and of information relating thereto, including but not limited to the Lenders who are a party hereto must be filed from time to time with the New Jersey Casino Control Commission and the New Jersey Division of Gaming Enforcement within the time prescribed.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable Gaming Laws and bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and general principles of equity.

5.05 Financial Statements; No Material Adverse Effect. (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of MDDC and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of MDDC and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) The unaudited consolidated balance sheet of MDDC and its Subsidiaries dated March 31, 2010, and the related consolidated statements of income or operations, members’ equity and cash flows for the portion of the fiscal year ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of MDDC and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.06 Litigation. Except as specifically disclosed in Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Credit Parties, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Credit Parties or any of their Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

5.07 No Default. No Credit Party or any of their Subsidiaries is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Ownership of Property; Liens. Each Credit Party and each of their Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Credit Parties and their Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.

5.09 Environmental Compliance. The Credit Parties and their Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Credit Parties have reasonably concluded that, except as specifically disclosed in Schedule 5.09, such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10 Insurance. The properties of the Credit Parties and their Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Credit Parties, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Credit Parties or the applicable Subsidiary operates.

5.11 Taxes. MDDC and its Subsidiaries have filed all federal, state and other material tax returns and reports required to be filed, and have paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP and except immaterial taxes and tax returns so long as no portion of the Collateral is in jeopardy of being seized, levied upon or forfeited. There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.

5.12 ERISA Compliance. (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Credit Parties, nothing has occurred which would prevent, or cause the loss of, such qualification. The Credit Parties and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the best knowledge of the Credit Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)(i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither Credit Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither Credit Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

5.13 Subsidiaries. As of the Effective Date, MDDC has no Subsidiaries other than the Borrower.

5.14 Margin Regulations; Investment Company Act. (a) Neither of the Credit Parties is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulations U and X issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) None of the Credit Parties, any Person Controlling a Credit Party, or any Subsidiary of a Credit Party is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15 Disclosure. Each of the Credit Parties has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other written information furnished by or on behalf of any Credit Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Credit Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.16 Intellectual Property; Licenses, Etc. The Credit Parties and their Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, except as would not be reasonably expected to have a Material Adverse Effect. To the best knowledge of the Credit Parties, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Credit Parties or any Subsidiary infringes upon any rights held by any other Person, except as would not be reasonably expected to have a Material Adverse Effect. Except as specifically disclosed in Schedule 5.16, no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Credit Parties, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.17 Collateral Documents. The provisions of the Mortgage, the Trademark Security Agreement and the Security Agreement are effective to create, in favor of the Collateral Agent (for the benefit of the Administrative Agent on behalf of the Lenders), valid and perfected first priority Liens on the real and personal property described therein, to the extent that such Liens can be perfected by filing of Uniform Commercial Code financing statements or the recordation of the Mortgage, subject only to the Permitted Liens. All governmental approvals necessary or desirable to perfect and protect, and establish and maintain the priority of, such Liens have been duly effected or taken, including any such approvals reasonably requested by the Administrative Agent.

ARTICLE VI

AFFIRMATIVE COVENANTS

From the Effective Date and thereafter so long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding:

6.01 Financial Statements. MDDC shall deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of MDDC, a consolidated balance sheet of MDDC and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, members’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and

(b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of MDDC, a consolidated balance sheet of MDDC and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, members’ equity and cash flows for such fiscal quarter and for the portion of MDDC’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of MDDC as fairly presenting the financial condition, results of operations, members’ equity and cash flows of MDDC and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

As to any information contained in materials furnished pursuant to Section 6.02(e), MDDC shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of MDDC to furnish the information and materials described in subsections (a) and (b) above at the times specified therein.

6.02 Certificates; Other Information. The Credit Parties shall deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default under Article VII hereof or, if any such Default shall exist, stating the nature and status of such event;

(b) within five (5) Business Days after the delivery of the financial statements referred to in Sections 6.01(a) and (b) and in any event within the time period specified therein (commencing with the delivery of the financial statements for the fiscal quarter ending June 30, 2010), a duly completed Compliance Certificate signed by a Responsible Officer of MDDC;

(c) as soon as possible and in any event within 45 days after the end of each fiscal quarter ending as of December 31, a certification from a Responsible Officer of MDDC as to of the Total Leverage Ratio as of the end of such fiscal quarter;

(d) promptly after any request by the Administrative Agent or any request by a Lender made through the Administrative Agent, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of MDDC by independent accountants in connection with the accounts or books of MDDC or any Subsidiary, or any audit of any of them;

(e) promptly after the same are available, copies of all annual, regular, periodic and special reports and registration statements which MDDC may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, and not otherwise required to be delivered to the Administrative Agent pursuant hereto; and

(f) promptly, such additional information regarding the business, financial or corporate affairs of the Credit Parties or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender acting through the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which MDDC posts such documents, or provides a link thereto on MDDC’s website on the Internet at a website address identified in a written notice to the Administrative Agent; or (ii) on which such documents are posted on MDDC’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) MDDC shall deliver paper copies of such documents to the Administrative Agent upon request of the Administrative Agent or any Lender until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) MDDC shall provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents and the Administrative Agent shall post such documents and notify (which may be by facsimile or electronic mail) each Lender of the posting of any such documents. Notwithstanding anything contained herein, in every instance MDDC shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by MDDC with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Credit Parties hereby acknowledge that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Credit Parties hereunder (collectively, “Borgata Materials”) by posting the Borgata Materials on DebtX or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Credit Parties or their securities) (each, a “Public Lender”). The Credit Parties hereby agree that (w) all Borgata Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borgata Materials “PUBLIC”, the Credit Parties shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuer and the Lenders to treat such Borgata Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Credit Parties or their securities for purposes of United States Federal and state securities laws; (y) all Borgata Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borgata Materials that are not marked “PUBLIC” as being suitable only for posting on a portion or the Platform not designated “Public Investor.”

6.03 Notices. The Credit Parties shall promptly notify the Administrative Agent and each Lender:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of either Credit Party or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between either Credit Party or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting either Credit Party or any Subsidiary, including pursuant to any applicable Environmental Laws (a copy of which notice shall also be delivered to the Collateral Agent);

(c) of the occurrence of any ERISA Event;

(d) of any material change in accounting policies or financial reporting practices by either Credit Party or any Subsidiary; and

(e) of any Event of Loss in the aggregate of $15,000,000 or more per occurrence.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of a Credit Party setting forth details of the occurrence referred to therein and stating what action the Credit Parties have taken and propose to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Obligations. Each Credit Party shall, and shall cause each Subsidiary to pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Credit Party or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Credit Party or such Subsidiary; and (c) all Indebtedness, as and when due and payable (including any applicable grace periods), but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, except in each case as could not be reasonably be expected to have a Material Adverse Effect.

6.05 Preservation of Existence, Etc. Each Credit Party shall, and shall cause each Significant Subsidiary to: (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses (including, without limitation, liquor licenses) and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Properties. Each Credit Party shall, and shall cause such Subsidiary to: (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.07 Maintenance of Insurance. Each Credit Party shall, and shall cause each Subsidiary, to maintain liability, casualty and other insurance (subject to customary deductibles and retentions) with responsible insurance companies in such amounts (after giving effect to any self-insurance compatible with the following standards) and against such risks as is carried by responsible companies engaged in similar businesses and owning similar assets in Atlantic City, New Jersey and, in any event, such insurance as may be required under the Mortgage. Each policy evidencing such insurance shall name the Collateral Agent as loss payee and additional insured, and provide that such insurance companies provide the Collateral Agent thirty (30) days written notice before the termination thereof. Without limiting the obligations of each Credit Party under the foregoing provisions of this Section 6.07, in the event the Credit Parties shall fail to maintain in full force and effect insurance as required by the foregoing provisions of this Section 6.07, then the Administrative Agent may, and shall if instructed so to do by the Required Lenders, procure insurance covering the interests of the Lenders and the Administrative Agent in such amounts and against such risks as otherwise would be required hereunder and the Credit Parties shall reimburse the Administrative Agent in respect of any premiums paid by the Administrative Agent in respect thereof. Without limitation of the foregoing, each Credit Party shall, and shall cause each Subsidiary to, take all actions as needed to insure compliance with all Flood Disaster Protection Act, including the maintenance of all flood hazard insurance and certifications required thereunder.

6.08 Compliance with Laws. Each Credit Party shall, and shall cause each Subsidiary to comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records. Each Credit Party shall, and shall cause each Subsidiary to (a) maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Credit Parties or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Credit Party or such Subsidiary, as the case may be.

6.10 Inspection Rights. Each Credit Party shall, and shall cause each Subsidiary to, permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Credit Parties.

6.11 Use of Proceeds. The Borrower shall lend the proceeds of any Loans to MDDC and MDDC shall use the proceeds of its loans from the Borrower for working capital and general corporate purposes (including capital expenditures) not in contravention of any Law or of any Loan Document. On the Effective Date, the Borrower shall use proceeds of any Loans advanced on such date to repay obligations outstanding under the Existing Credit Agreement.

6.12 Environmental Covenant. Each Credit Party shall, and shall cause each Subsidiary to:

(a) use and operate all of its facilities and properties in material compliance with all applicable Environmental Laws, keep all permits, approvals, certificates, licenses and other authorizations required pursuant to applicable Environmental Laws in effect and remain in material compliance therewith, and handle all Hazardous Materials in material compliance with all applicable Environmental Laws;

(b) promptly notify the Administrative Agent and provide copies upon receipt of all written claims, complaints, notices or inquiries relating to the condition of its facilities and properties under, or compliance of its facilities and properties with, applicable Environmental Laws, and shall promptly commence and diligently proceed to cure, to the reasonable satisfaction of the Administrative Agent any actions and proceedings, in each case, relating to violations of compliance with applicable Environmental Laws; and

(c) provide such information and certifications which the Administrative Agent may reasonably request from time to time to evidence compliance with this Section 6.12.

6.13 Accuracy of Information. Each Credit Party shall cause all factual information furnished after the date of execution and delivery of this Agreement by or on behalf of such Credit Party in writing to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby to be true and accurate in every material respect on the date as of which such information is dated or certified, and such information shall not be incomplete by omitting to state any material fact necessary to make such information not misleading.

6.14 Significant Subsidiaries. Promptly upon the determination that any Subsidiary has become a Significant Subsidiary, the Credit Parties shall cause such Significant Subsidiary to execute and deliver to the Administrative Agent for the benefit of the Lenders (i) an amendment to the Guaranty joining such Significant Subsidiary as a party thereto, (ii) an amendment to the Security Agreement joining such Significant Subsidiary as a party thereto, (iii) legal opinions in form and substance satisfactory to the Administrative Agent, and (iv) comparable documentation to that required by clauses (xv) and (xvi) of Section 4.01(a) hereof in respect of such Significant Subsidiary.

If at any time the Credit Parties shall have Subsidiaries that are not Significant Subsidiaries but that collectively (a) accounted for at least 10% of consolidated revenues of MDDC and its Subsidiaries or 10% of Consolidated EBITDA of MDDC and its Subsidiaries, in each case for the four fiscal quarters of MDDC ending on the last day of the last fiscal quarter of MDDC immediately preceding the date as of which any such determination is made or (b) have assets which represent at least 10% of the consolidated assets of MDDC and its Subsidiaries as of the last day of the last fiscal quarter of MDDC immediately preceding the date as of which any such determination is made (all of which shall be as reflected on the financial statements of MDDC for the period, or as of the date, in question, adjusted for the pro forma effect of any Subsidiary acquired (or disposed of) by MDDC during such period or concurrently with the date as of which such determination is made), then the Credit Parties shall cause one or more of such Subsidiaries to execute and deliver to the Administrative Agent for the benefit of the Lenders (i) an amendment to the Guaranty joining such Subsidiary as a party thereto, (ii) an amendment to the Security Agreement joining such Subsidiary as a party thereto, (iii) legal opinions in form and substance satisfactory to the Administrative Agent, and (iv) comparable documentation to that required by clauses (xv) and (xvi) of Section 4.01(a) hereof in respect of such Subsidiary such that, after giving effect thereto, none of the above-described 10% thresholds shall be met. From and after the delivery of the documentation required by the preceding sentence, such Subsidiary shall be deemed a “Significant Subsidiary” for all purposes hereof.

Upon the acquisition by the Credit Parties or any Significant Subsidiary of any real property having (i) a purchase price, or (ii) a combination of purchase price and anticipated capital expenditures in connection therewith in excess of $10,000,000 the Credit Parties shall deliver or cause any Significant Subsidiary to deliver, a mortgage with respect thereto, together with such title insurance and other ancillary documents as may be requested by the Administrative Agent.

6.15 Security Interest in Newly Acquired Property. If the Credit Parties shall at any time acquire any interest in property not covered by the Loan Documents (excluding, however, property in which, pursuant to the Loan Documents, the Credit Parties are not required to grant a security interest in favor of any Secured Party), then promptly upon such acquisition of property the Credit Parties shall execute, deliver and record a supplement to the Loan Documents, reasonably satisfactory in form and substance to the Administrative Agent, subjecting such interests to the Lien and security interests created by the applicable Loan Documents (with the priority contemplated thereby in favor of each Secured Party).

6.16 Preserving the Collateral. The Credit Parties shall undertake all actions which are necessary or appropriate in the reasonable judgment of the Administrative Agent and as required by the Gaming Laws to (a) maintain the Collateral Agent’s security interests under the Loan Documents in the Collateral in full force and effect at all times (including the priority thereof) and (b) preserve and protect the Collateral and protect and enforce the Credit Parties’ rights and title and the respective rights of the Collateral Agent to the Collateral.

6.17 Application of Insurance and Condemnation Proceeds.

(a) As a material inducement to the Lenders to enter into this Agreement, if any Event of Loss shall occur with respect to Borgata or any part thereof, the Credit Parties (i) shall diligently pursue their respective rights to compensation against all relevant insurers, reinsurers and/or Governmental Authorities, as applicable, in respect of such event and (ii) shall not, without consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed), compromise or settle any claim involving an amount in excess of $15,000,000 per claim.

(b) All awards, amounts, damages, compensation, payments, settlements and proceeds (including instruments) in respect of any Event of Loss including the proceeds of any insurance policy required to be maintained by the Credit Parties hereunder (other than business interruption insurance) and awards or settlements from any condemnation (collectively, “Loss Proceeds”) paid by the insurers, reinsurers, Governmental Authorities or other payors relating to a single loss or series of related losses (i) in an aggregate amount of $15,000,000 or less shall be retained by the applicable Credit Party for the restoration, repair or replacement of the property with respect to which such Loss Proceeds were received, (ii) in an aggregate amount of more than $15,000,000 but less than $50,000,000 shall be used to repay the Revolving Loans, with availability on the Revolving Loan in the amount of such payment limited to the restoration, repair or replacement of the property with respect to which such Loss Proceeds were received (and after application to the entire outstanding balance of the Revolving Loan shall be paid to the Administrative Agent and held as cash collateral pending use of such cash collateral for the repair or replacement of such property); provided, that if the Credit Parties shall not have commenced, or executed binding agreements to commence, such restoration, repair or replacement within 12 months of the date of such Event of Loss, the Revolving Commitment shall be permanently reduced by the amount of such Loss Proceeds, and (iii) in an aggregate amount of $50,000,000 or more shall be paid to the Administrative Agent, to be held as cash collateral pending use of such cash collateral as requested by the applicable Credit Party with the consent of the Required Lenders (which consent shall not be unreasonably withheld or delayed), or absent such consent, application of such cash collateral to the Loans.

(c) If any Loss Proceeds required to be used to repay Revolving Loans or paid to the Administrative Agent pursuant to this Section 6.17 are paid directly to a Credit Party or any Affiliate of any of a Credit Party by any insurer, reinsurer, Governmental Authority or such other payor, (i) such Loss Proceeds shall be received in trust for the Administrative Agent, (ii) such Loss Proceeds shall be segregated from other funds of such Person and (iii) such Person shall pay (or, if applicable, the Credit Party shall cause such Person to pay) such Loss Proceeds over to the Administrative Agent in the same form as received (with any necessary endorsement).

ARTICLE VII

NEGATIVE COVENANTS

From the Effective Date and thereafter so long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding:

7.01 Liens. Each Credit Party shall not, and shall not permit any Subsidiary to, directly or indirectly create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens pursuant to or required by the Senior Secured Indenture and the Intercreditor Agreement;

(c) Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that the property covered thereby is not increased and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(c);

(d) Liens for taxes, assessments or other governmental charges or levies not yet delinquent or thereafter payable without penalty or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(e) carriers’, warehousemen’s, mechanics’, suppliers’ materialmen’s, landlords’, repairmen’s, Liens for labor done and materials and services supplied and furnished or other like Liens (i) which are not filed or recorded for a period of more than 60 days, (ii) which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person, or (iii) which have been bonded or which the Title Company has agreed to insure over, in either case in a manner satisfactory to the Administrative Agent;

(f) pledges or deposits made or Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security or employment or insurance legislation, other than any Lien imposed by ERISA;

(g) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(h) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, do not materially interfere with the ordinary conduct of the business of the applicable Person;

(i) Liens securing writs of attachment or similar instruments or judgments for the payment of money not constituting an Event of Default under Section 8.01(h) or securing appeal or other surety bonds related to such judgments; and

(j) Liens securing Indebtedness permitted under Section 7.03(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition.

7.02 Investments. Each Credit Party shall not, and shall cause each Subsidiary not to, directly or indirectly, make any Investments in any Person that is not a Credit Party, except:

(a) Investments held by the Credit Parties on the Effective Date as reflected on the consolidated balance sheet of the Credit Parties dated March 31, 2010;

(b) Investments held by the Credit Parties or such Subsidiary in the form of cash equivalents or short-term marketable securities;

(c) any Investment required by a Gaming Board or made in lieu of payment of a tax or in consideration of a reduction in tax;

(d) Investments in Atlantic City Express Service, LLC pursuant to the agreement in effect on the Closing Date and any extension, modification or renewal thereof which does not increase the Investment obligations as in effect on the Closing Date;

(e) advances to officers, directors and employees of the Credit Parties and Subsidiaries for travel, entertainment, relocation and analogous ordinary business purposes consistent with past practice;

(f) Investments by way of contributions to capital or purchases of interests (directly or indirectly) by MDDC in the Borrower or in wholly-owned Subsidiaries of MDDC;

(g) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(h) capital expenditures; and

(i) other Investments not exceeding $35,000,000 in the aggregate during the term of this Agreement, net of reductions in such Investments made pursuant to this subsection (i) resulting from payments of dividends, repayments of loans or advances or other transfers of assets or the satisfaction or reduction (other than by means of payments by a Credit Party or any of its Subsidiaries) of obligations of other Persons which have been Guaranteed.

7.03 Indebtedness. The Credit Parties shall not, and shall cause each Subsidiary not to, directly or indirectly, create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness outstanding under the Senior Secured Indenture or under the Senior Secured Notes and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing; and provided, further, that no such Indebtedness shall have scheduled repayment dates prior to the Maturity Date;

(c) Indebtedness outstanding on the date hereof and listed on Schedule 7.03 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;

(d) obligations under Swap Contracts entered into by a Credit Party with any Lender or Affiliate of any Lender, which obligations shall be ratably secured by the Collateral; provided, in no event shall the notional principal amount for such secured obligations exceed $362,500,000 in the aggregate (it being understood that the notional amount of each such Swap Contract shall be included in such calculation); and provided, further, that no such Swap Contract shall be for speculative purposes;

(e) Indebtedness in an aggregate amount not to exceed $35,000,000 at any time outstanding; provided, however, that any secured Indebtedness permitted hereunder shall be secured only by those assets that are purchased, leased or financed with the funds provided thereby and additions and accessions thereto;

(f) unsecured Indebtedness of the Borrower or MDDC to MGM or Boyd or their Affiliates on terms and subject to conditions (including subordination) acceptable to the Administrative Agent;

(g) unsecured Indebtedness of MDDC to the Borrower, of the Borrower to MDDC and of any wholly-owned Subsidiary to MDDC, the Borrower or another Subsidiary;

(h) Subordinated Debt to the extent otherwise permitted under the Senior Secured Indenture, having covenants, amortization, events of default, subordination terms and final maturity reasonably satisfactory to the Administrative Agent; and

(i) Indebtedness (to the extent that the incurrence thereof does not result in incurrence by the Credit Parties of any obligation for the payment of borrowed money of others) solely in respect of performance bonds; provided, that such Indebtedness was incurred in the ordinary course of business of the Credit Parties.

7.04 Consolidation, Merger, etc. The Credit Parties and Subsidiaries will not liquidate or dissolve, consolidate with, or merge into or with, any other Person, or purchase or otherwise acquire all or substantially all of the stock or assets of any Person (or of any division thereof); provided, however, that (i) any Subsidiary that has aggregate assets of less than $100,000 may liquidate or dissolve; (ii) any Subsidiary may liquidate or dissolve voluntarily into, and may merge with and into, any Loan Party; and (iii) either Credit Party may merge with and into the other Credit Party.

7.05 Permitted Dispositions. The Credit Parties will not, and shall cause each Loan Party not to, directly or indirectly, make any Disposition or enter into any agreement to make any Disposition unless (i) such agreement includes an express condition precedent to closing that the Credit Parties shall have obtained all requisite consents under this Agreement or (ii) (A) the net proceeds of such Disposition are used solely to repay the Obligations or Senior Secured Notes, and (B) such Disposition is made at the fair market value, except:

(a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of inventory in the ordinary course of business;

(c) Dispositions of equipment to the extent that (i) such equipment is exchanged for credit against the purchase price of similar replacement equipment or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of replacement property;

(d) Dispositions of property by any Loan Party to any other Loan Party;

(e) Dispositions permitted by Section 7.04; and

(f) Dispositions by the Borrower and Loan Parties not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition and (ii) the aggregate book value of all property Disposed of in reliance on this clause (f) in any fiscal year shall not exceed $15,000,000;

provided, however, that any Disposition pursuant to clauses (a) through (f) shall be for fair market value. For purposes of this Section 7.06 “fair market value” shall be conclusively evidenced by approval of such Disposition by the board of directors of the Person disposing such Property or by a Responsible Officer pursuant to authority delegated to such Responsible Officer by the board of directors of the Person disposing such Property

7.06 Restricted Payments, etc.

(a) MDDC shall not make, and shall not permit any of its Subsidiaries (including the Borrower) to make, any Restricted Payment unless the Total Leverage Ratio, after giving effect thereto, will be 4.0 to 1.0 or less.

(b) Notwithstanding the limitations of clause (a) above:

(i) for so long as MDDC is treated as a partnership or other substantially similarly treated pass-through entity for United States federal income tax purposes, MDDC shall be permitted to make dividends and distributions to the member of MDDC, in an amount not to exceed the Tax Amount for the Related Period; and

(ii) MDDC and its Subsidiaries shall be permitted to make Restricted Payments on or after the Closing Date not to exceed, together with all other Restricted Payments made pursuant to this clause (b)(ii), $10,000,000.

(c) Except as provided in clause (d), no Restricted Payments otherwise permitted by clause (a) or (b)(ii) shall be made if a Default or Event of Default shall have occurred and be continuing or if a Default will result after giving effect thereto or if immediately after giving effect to any such Restricted Payment the Credit Parties would not be in compliance with the covenant set forth in Section 7.11(b).

(d) Notwithstanding the foregoing, this Section 7.06 shall not prohibit the payment of any cash dividends within 60 days after the date of its declaration if such dividend could have been paid on the date of its declaration in compliance with such provisions.

7.07 Change in Nature of Business. The Credit Parties shall not, and shall cause each Subsidiary not to, directly or indirectly, engage in any material line of business substantially different from those lines of business conducted by the Credit Parties and their Subsidiaries on the Closing Date or any business substantially related or incidental thereto.

7.08 Transactions with Affiliates. The Credit Parties will not sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an “Affiliate Transaction”), unless such Affiliate Transaction is on terms that are no less favorable to such Credit Party than those that would have been obtained in a comparable transaction by such Credit Party with an unrelated Person. Notwithstanding the foregoing, no charitable organization in which any officer of a Credit Party shall be associated shall be deemed to be an Affiliate for purposes of this Section 7.08. Without limitation of the foregoing, the Credit Parties will not pay, or cause to be paid, any management fees to any of their Affiliates; provided, however, that notwithstanding the foregoing the Credit Parties may reimburse their Affiliates for their actual out-of-pocket expenses as provided in the Operating Agreement and the Organization Documents of the Credit Parties in connection with their provision of services to Borgata and the Credit Parties may pay management fees to their Affiliates if (i) the Total Leverage Ratio as of the end of the preceding fiscal quarter was less than 4.5 to 1.0, (ii) after giving effect thereto, the Total Leverage Ratio will be less than 4.5 to 1.0, and (iii) no Default shall have occurred and be continuing or result after giving effect thereto.

7.09 Burdensome Agreements. The Credit Parties shall not, and shall cause each Subsidiary not to, directly or indirectly, enter into any Contractual Obligation (other than this Agreement, any other Loan Document, the Senior Secured Indenture and the agreements required thereby) that (a) limits the ability (i) of any Subsidiary to make dividends and distribution to the Borrower or MDDC or to otherwise transfer property to the Borrower or MDDC, (ii) of any Subsidiary to Guarantee the Indebtedness of the Borrower or (iii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.03(b) or Section 7.03(d) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure the Obligations.

7.10 Stock of Significant Subsidiaries. From and after the date on which any Subsidiary becomes a “Significant Subsidiary” MDDC will not permit such Subsidiary to issue any Capital Stock (whether for value or otherwise) to any Person other than MDDC or another Subsidiary of MDDC.

7.11 Financial Covenants.

(a) The Credit Parties shall not permit Consolidated EBITDA as of the last day of any period of four fiscal quarters of the Credit Parties to be less than $150,000,000.

(b) The Credit Parties shall not permit the sum of (i) cash (excluding cage cash), (ii) cash equivalents and (iii) unused Commitments hereunder as of the last day of any fiscal quarter to be less than $30,000,000.

7.12 Use of Proceeds. The Credit Parties shall not use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulations U and X of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Credit Parties fail to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within five Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, any fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. The Credit Parties fail to perform or observe any term, covenant or agreement contained in Sections 7.04, 7.05, 7.06, 7.07, 7.10, 7.11 or 7.12; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after notice shall have been given to the Borrower by the Administrative Agent; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of a Credit Party or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. (i) The Credit Parties or any Subsidiary (A) fails to make any payment when due after giving effect to any applicable notice and cure periods (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $35,000,000, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, in each case after giving effect to any applicable notice and cure periods, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) any counterparty under Swap Contract terminates such Swap Contract as a result of an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Credit Party or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Credit Party or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Credit Party or such Subsidiary as a result thereof is greater than $15,000,000 and such Credit Party or such Subsidiary, as the case may be, has not paid such Termination Value within 30 days of the due date thereof, unless such termination or such Termination Value is being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves in accordance with GAAP have been provided; or

(f) Insolvency Proceedings, Etc. Either Credit Party or any of their Significant Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Either Credit Party or any Significant Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 60 calendar days after its issue or levy; or

(h) Judgments. There is entered against either Credit Party or any Significant Subsidiary a final non-appealable judgment or order for the payment of money in an aggregate amount in excess of $35,000,000 (to the extent not covered by independent third-party insurance of a solvent insurer and as to which the insurer does not dispute coverage) and either (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of a Credit Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $15,000,000, or (ii) a Credit Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $15,000,000; or

(j) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect and, in the reasonable judgment of the Required Lenders, such circumstance is materially adverse to the interests of the Lenders; or any Lien in favor of the Collateral Agent on a material portion of the Collateral any time after its perfection and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect and, in the reasonable judgment of the Required Lenders, such circumstance is materially adverse to the interests of the Lenders; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k) Change of Control. There occurs any Change of Control; or

(l) License Revocation. The occurrence of a License Revocation that continues for fifteen consecutive calendar days with respect to gaming operations at Borgata; or

(m) Governmental Approvals. Any Loan Party shall fail to obtain, renew, maintain or comply with any such governmental approvals as shall be necessary (1) for the execution, delivery or performance by such Loan Party of its obligations, or the exercise of its rights, under the Loan Documents, or (2) for the grant of the Liens created under the Mortgage, the Trademark Security Agreement or the Security Agreement or for the validity and enforceability or the perfection of or exercise by the Collateral Agent of its rights and remedies under the Mortgage, the Trademark Security Agreement or the Security Agreement; or any such governmental approval shall be revoked, terminated, withdrawn, suspended, modified or withheld or shall cease to be effective; or any proceeding shall be commenced by or before any Governmental Authority for the purpose of revoking, terminating, withdrawing, suspending, modifying or withholding any such governmental approval and such proceeding is not dismissed within 60 days; and such failure, revocation, termination, withdrawal, suspension, modification, cessation or commencement is reasonably likely to materially adversely affect (i) the rights or the interests of the Lenders under the Loan Documents or (ii) the ability of the Loan Parties to perform their obligations under the Loan Documents; or

(n) Liens on Shares of Significant Subsidiaries. Any Lien, other than a Lien in favor of the Collateral Agent, shall be placed on any Capital Stock of any Significant Subsidiary.

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the Commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents or applicable law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Credit Party under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.14 and 2.15, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts other than principal and interest (including Attorney Costs and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders (including Attorney Costs and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees, interest on the Loans, L/C Borrowings and other Obligations and interest payments under any Swap Contracts with Lenders or any Affiliates of Lenders, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings and remaining payments due to any Lender or an Affiliate of a Lender under any Swap Contract, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuer to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized pursuant to Sections 2.03 and 2.14; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Sections 2.03(c) and 2.14, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX

ADMINISTRATIVE AGENT

9.01 Appointment and Authorization of Administrative Agent. (a) Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in this Article IX and in the definition of “Agent-Related Person” included the L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the L/C Issuer.

(c) Each Lender hereby irrevocably authorizes and designates the Administrative Agent to enter into the Intercreditor Agreement and to take all other actions necessary for the execution and enforcement thereof.

9.02 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

9.03 Liability of Administrative Agent. No Agent-Related Person shall (a) be liable to any Lender or participant for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

9.04 Reliance by Administrative Agent. (a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b) For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

9.05 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default as may be directed by the Required Lenders in accordance with Article VIII; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable or in the best interest of the Lenders.

9.06 Credit Decision; Disclosure of Information by Administrative Agent. Each Lender acknowledges to the Administrative Agent that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also represents to the Administrative Agent that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

9.07 Indemnification of Administrative Agent. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct, provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), upon written demand (specifying the basis of such demand) for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

9.08 Administrative Agent in its Individual Capacity. Wells Fargo and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though Wells Fargo were not the Administrative Agent or, if applicable, the L/C Issuer hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Wells Fargo or its Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, Wells Fargo shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent or, if applicable, the L/C Issuer, and the terms “Lender” and “Lenders” include Well Fargo in its individual capacity.

9.09 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders; provided that any such resignation by Well Fargo shall also constitute its resignation as L/C Issuer. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders, which successor administrative agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor administrative agent from among the Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and L/C Issuer and the respective terms “Administrative Agent” and “L/C Issuer” shall mean such successor administrative agent and Letter of Credit issuer, the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated and the retiring L/C Issuer’s rights, powers and duties as such shall be terminated, without any other or further act or deed on the part of such retiring L/C Issuer or any other Lender, other than the obligation of the successor L/C Issuer to issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or to make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

9.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.03(h) and (i), 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.11 Collateral and Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration, termination or Cash Collateralization of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders;

(b) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(j); and

(c) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.11.

The Lenders irrevocably authorize the Administrative Agent, at any time upon the direction of the Required Lenders, to credit bid, or to direct the Collateral Agent to credit bid, all or any portion of the Obligations in any foreclosure sale relating to the Collateral.

9.12 Other Agents; Arrangers and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “co-syndication agent,” “co-documentation agent,” “managing agent,” “joint book manager” or “joint lead arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified (in the aforementioned capacities) in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE X

MISCELLANEOUS

10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by a Credit Party or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Credit Parties or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender without the written consent of such Lender;

(b) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) without the written consent of each Lender directly affected thereby;

(c) reduce or forgive the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (v) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate;

(d) change Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(e) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(f) release MDDC or all or substantially all of the Guarantors from the Guaranty without the written consent of each Lender; or

(g) release all or substantially all of the Collateral without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) Section 10.07(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (v) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) a matter requiring the consent of each affected Lender pursuant to clauses (a) through (c) of this Section 10.01 shall require the consent of each affected Defaulting Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

10.02 Notices and Other Communications; Facsimile Copies.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed certified or registered mail, faxed or delivered to the applicable address, facsimile number or (subject to subsection (c) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Credit Parties, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Credit Parties, the Administrative Agent, the L/C Issuer and the Swing Line Lender.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or any Credit Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(c) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties, the Administrative Agent, the L/C Issuer and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(d) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of a Credit Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Credit Parties shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Credit Party. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04 Attorney Costs, Expenses and Taxes. The Credit Parties agree (a) to pay or reimburse the Administrative Agent for all reasonable costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, (b) to pay or reimburse the Administrative Agent for all reasonable out-of-pocket costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs, and (c)

after the occurrence and during the continuance of an Event of Default, to pay or reimburse each Lender for all reasonable out-of-pocket costs and expenses incurred in connection with any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent. All amounts due under this Section 10.04 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the termination of the Aggregate Commitments and repayment of all other Obligations.

10.05 Indemnification by the Credit Parties. Whether or not the transactions contemplated hereby are consummated, the Credit Parties shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents, trustees, investment advisors and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by a Credit Party, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to a Credit Party, any Subsidiary or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding), whether brought by a third party or by the Borrower or any other Loan Party and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through DebtX or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee have any liability for any indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). All amounts due under this Section 10.05 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive after the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.06 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

10.07 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Credit Parties may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (g) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void ab initio). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans held by any Revolving Lender) at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 (treating assignments to two or more Approved Funds under common management as one assignment for purposes of the minimum amount) unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to rights in respect of Swing Line Loans; (iii) any assignment of a Revolving Commitment must be approved by the Administrative Agent, the L/C Issuer, the Swing Line Lender and, so long as no Event of Default has occurred and is continuing, the Borrower (each consent not to be unreasonably withheld or delayed) unless the Person that is the proposed assignee is itself a Revolving Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee) or an Affiliate thereof; and (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500. Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Credit Parties, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Credit Parties at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or other substantive change to the Loan Documents is pending, any Lender wishing to consult with other Lenders in connection therewith may request and receive from the Administrative Agent a copy of the Register.

(d) Any Lender may at any time, without the consent of, or notice to, the Credit Parties or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower, any of the Borrower’s Affiliates or Subsidiaries or any competitor or Affiliate of a competitor of the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a

“Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Credit Parties, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification that (i) reduces the fees, interest rate or principal payable directly or indirectly to such Participant (or such Lender in respect of such Participant), (ii) increases the Commitment of such Participant (or such Lender in respect of such Participant) or (iii) extends the final maturity date for the Loans held by such Participant (or such Lender in respect of such Participant). Subject to subsection (e) of this Section, the Credit Parties agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e) A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 10.15 as though it were a Lender.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In the case of any Lender that is a fund that invests in bank loans, such Lender may, without the consent of Borrower or the Administrative Agent, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Loans and Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities.

(g) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Committed Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Committed Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Committed Loan, the Granting Lender shall be obligated to make such Committed Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.12(c)(ii). Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Credit Parties under this Agreement (including its obligations under Section 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Committed Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Committed Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Committed Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Committed Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(h) Notwithstanding anything to the contrary contained herein, if at any time Wells Fargo assigns all of its Revolving Commitment and Loans pursuant to subsection (b) above, Wells Fargo may, upon 30 days’ notice to the Borrower and the Revolving Lenders, resign as L/C Issuer. In the event of any such resignation as L/C Issuer, the Borrower shall be entitled to appoint from among the Revolving Lenders a successor L/C Issuer hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Wells Fargo as L/C Issuer. If Wells Fargo resigns as L/C Issuer, it shall retain all the rights and obligations of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Revolving Lenders to make Base Rate Committed Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).

(i) Notwithstanding anything to the contrary contained herein, if at any time Wells Fargo assigns all of its Revolving Commitment and Loans pursuant to subsection (b) above, Wells Fargo may, upon 30 days’ notice to the Borrower and the Revolving Lenders, resign as Swing Line Lender. In the event of any such resignation as Swing Line Lender, the Borrower shall be entitled to appoint from among the Revolving Lenders a successor Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Wells Fargo as Swing Line Lender. If Wells Fargo resigns as Swing Line Lender, it shall retain all the rights and obligations of the Swing Line Lender hereunder with respect to all Swing Line Loans outstanding as of the effective date of its resignation as Swing Line Lender (including the right to require the Revolving Lenders to make Base Rate Committed Loans pursuant to Section 2.04(c)).

(j) Notwithstanding anything in this Section 10.07 to the contrary, the rights of the Lenders to make assignments of their Loans and corresponding Commitments therefor shall be subject to the approval of any Gaming Board, to the extent required by applicable Gaming Laws.

10.08 Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives that need to know such information (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any pledgee referred to in Section 10.07(f), or (iii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Credit Parties. For purposes of this Section, “Information” means all information received from the Credit Parties or any of their Subsidiaries relating to the Credit Parties, any Subsidiary or any Affiliate or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure to any such Person by a Credit Party or any Subsidiary, provided that, in the case of information received from a Credit Party or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

10.09 Set-off. In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, after obtaining the prior written consent of the Administrative Agent, each Lender is authorized at any time and from time to time, without prior notice to a Credit Party or any other Loan Party, any such notice being waived by each Credit Party (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness. Each Lender agrees promptly to notify the Credit Parties and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

10.10 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.12 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

10.13 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.14 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.15 Tax Forms. (a) (i) Each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “Foreign Lender”) shall deliver to the Administrative Agent, prior to receipt of any payment subject to withholding under the Code (or upon accepting an assignment of an interest herein), two duly signed completed originals of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement) or such other evidence satisfactory to the Borrower and the Administrative Agent that such Foreign Lender is entitled to an exemption from, or reduction of, U.S. withholding tax, including any exemption pursuant to Section 881(c) of the Code. Thereafter and from time to time, each such Foreign Lender shall (A) promptly submit to the Administrative Agent such additional duly completed and signed originals of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Borrower and the Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement, (B) promptly notify the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (C) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws that the Borrower make any deduction or withholding for taxes from amounts payable to such Foreign Lender.

(ii) Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by such Lender), shall deliver to the Administrative Agent on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Administrative Agent (in the reasonable exercise of its discretion), (A) two duly signed completed originals of the forms or statements required to be provided by such Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to U.S. withholding tax, and (B) two duly signed completed originals of IRS Form W-8IMY (or any successor thereto) and any other certificate or statement of exemption required under the Code, to establish that such Lender is not acting for its own account with respect to a portion of any such sums payable to such Lender.

(iii) The Borrower shall not be required to pay any additional amount to any Foreign Lender under Section 3.01 (A) with respect to any Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Lender transmits with an IRS Form W-8IMY pursuant to this Section 10.15(a) or (B) if such Lender shall have failed to satisfy the foregoing provisions of this Section 10.15(a) or (C) any Taxes imposed on any “withholdable payment” payable to such recipient as a result of the failure of such recipient to satisfy the applicable requirements as set forth in FATCA after December 31, 2012; provided that if such Lender shall have satisfied the requirement of this Section 10.15(a) on the date such Lender became a Lender or ceased to act for its own account with respect to any payment under any of the Loan Documents, nothing in this Section 10.15(a) shall relieve the Borrower of its obligation to pay any amounts pursuant to Section 3.01 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Loan Documents is not subject to withholding or is subject to withholding at a reduced rate.

(iv) If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent (A) a certification signed by the chief financial officer, principal accounting officer, treasurer or controller, and (B) other documentation reasonably requested by the Borrower and the Administrative Agent sufficient for the Administrative Agent and the Borrower to comply with their obligations under FATCA and to determine that such Lender has complied with such applicable reporting requirements.

(v) The Administrative Agent may, without reduction, withhold any Taxes required to be deducted and withheld from any payment under any of the Loan Documents with respect to which the Borrower is not required to pay additional amounts under this Section 10.15(a).

(b) Upon the request of the Administrative Agent, each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Administrative Agent two duly signed completed originals of IRS Form W-9. If such Lender fails to deliver such forms, then the Administrative Agent may backup withhold from any interest payment to such Lender an amount equivalent to the applicable backup withholding amount imposed by the Code, without reduction.

(c) If any Governmental Authority asserts that the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, and costs and expenses (including Attorney Costs) of the Administrative Agent. The obligation of the Lenders under this Section shall survive the termination of the Aggregate Commitments, repayment of all other Obligations hereunder and the resignation of the Administrative Agent.

10.16 Replacement of Lenders. The Borrower shall have the right to remove a Lender as a party to this Agreement at any time upon notice to the Administrative Agent and such Lender, including any Disqualified Lender. If the Borrower elects to remove a Lender pursuant to this Section 10.16, the Lender being removed shall within five Business Days after notice of removal pursuant to this Section 10.16 execute and deliver an Assignment and Assumption covering its Loans and Commitments in favor of one or more Eligible Assignees designated by the Borrower and reasonably acceptable to the Administrative Agent, subject to payment of a purchase price by such Eligible Assignees in an amount equal to the principal, interest and fees (including accrued Letter of Credit Fees under Section 2.03) owed to such Lender and any costs and compensation owed to such Lender under Article III (the “Assignment Purchase Price”), except that with respect to a purchase from a Disqualified Lender, the purchase price shall be the lesser of the market price or the Assignment Purchase Price or such other price determined by the Gaming Authorities (a “Disqualified Lender Assignment Price”); provided that no Lender shall be required to make such an assignment to any such Eligible Assignee to the extent such Lender is not legally permitted to make such an assignment to such Eligible Assignee. The interests of any Disqualified Lender under this Credit Agreement shall be subject to the regulatory jurisdiction of all Gaming Authorities. In addition to the foregoing, so long as there does not exist a Default or Event of Default, the Borrower may upon five Business Days’ notice to the Administrative Agent and any Lender, prepay the Loans of such Lender, terminate such Lender’s Commitments and reduce the Aggregate Commitments by the amount of such Lender’s Commitment. Further, and notwithstanding the existence of a Default or an Event of Default, the Borrower may upon five Business Days’ notice to the Administrative Agent and any Disqualified Lender, prepay the Loans of such Disqualified Lender, terminate such Disqualified Lender’s Commitments and reduce the Aggregate Commitments by the amount of such Disqualified Lender’s Commitment. The Commitment of any Lender described in the preceding two sentences shall be terminated upon the payment by the Borrower to such Lender of a purchase price in an amount equal to the Assignment Purchase Price or the Disqualified Lender Assignment Price, as applicable.

10.17 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE (INCLUDING FOR SUCH PURPOSES SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK); PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

10.18 Forum Selection; Consent to Jurisdiction. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN ANY OTHER LOAN DOCUMENT, ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE LENDERS, THE ISSUER OR THE CREDIT PARTIES IN CONNECTION HEREWITH OR THEREWITH SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK, IN NEW YORK COUNTY OR IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF NEW YORK OR IN THE STATE OF NEW JERSEY, IN ATLANTIC COUNTY OR IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF NEW JERSEY; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE ADMINISTRATIVE AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. THE CREDIT PARTIES HEREBY EXPRESSLY AND IRREVOCABLY SUBMIT TO THE PERSONAL JURISDICTION OF THE COURTS OF THE STATES OF NEW YORK AND NEW JERSEY OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF NEW YORK AND THE DISTRICT OF NEW JERSEY AND FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE AND IRREVOCABLY AGREE TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION. THE CREDIT PARTIES HEREBY IRREVOCABLY APPOINT CT CORPORATION SYSTEM (THE “PROCESS AGENT”), WITH AN OFFICE ON THE DATE HEREOF AT 1633 BROADWAY, NEW YORK, NEW YORK 10019, UNITED STATES, AS THEIR AGENT TO RECEIVE, ON THE CREDIT PARTIES’ BEHALF AND ON BEHALF OF THE CREDIT PARTIES’ PROPERTY, SERVICE OF COPIES OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING. SUCH SERVICE MAY BE MADE BY MAILING OR DELIVERING A COPY OF SUCH PROCESS TO THE CREDIT PARTIES IN CARE OF THE PROCESS AGENT AT THE PROCESS AGENT’S ABOVE ADDRESS, AND THE CREDIT PARTIES HEREBY IRREVOCABLY AUTHORIZE AND DIRECT THE PROCESS AGENT TO ACCEPT SUCH SERVICE ON ITS BEHALF. AS AN ALTERNATIVE METHOD OF SERVICE, THE CREDIT PARTIES FURTHER IRREVOCABLY CONSENT TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK OR THE STATE OF NEW JERSEY AT THE ADDRESS FOR NOTICES SPECIFIED IN SECTION 10.2. THE CREDIT PARTIES HEREBY EXPRESSLY AND IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH THEY MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT A CREDIT PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH CREDIT PARTY

HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

10.19 Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

10.20 USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Credit Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

10.21 Designation as “Priority Payment Secured Obligations”. All Obligations shall be “Priority Payment Secured Obligations” for purposes of and as defined in the Senior Secured Indenture, if and to the extent that such term (or any comparable term) is defined therein as providing specific rights to certain holders of senior secured indebtedness.

10.22 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Credit Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arrangers are arm’s-length commercial transactions between the Credit Parties and their respective Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, (B) each Credit Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Credit Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the Loan Documents; (ii) (A) the Administrative Agent and each Arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Credit Parties or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor any Arranger has any obligation to the Credit Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Credit Parties and their respective Affiliates, and neither the Administrative Agent nor the Arrangers has any obligation to disclose any of such interests to any Credit Party or any of their respective Affiliates. To the fullest extent permitted by law, each Credit Party hereby waives and releases any claims that it may have against the Administrative Agent and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.23 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.24 Gaming Boards. Each Lender and the Administrative Agent agrees to use its best efforts to cooperate with all Gaming Boards in connection with the administration of their regulatory jurisdiction over the Credit Parties and their Affiliates, including by providing in a timely manner such documents or other information as may be requested by any such Gaming Board relating to the Credit Parties or any of their Affiliates or to the Loan Documents. The Credit Parties and each of their Affiliates hereby consents to any such disclosure by the Lenders and Administrative Agent to any Gaming Board and releases such parties from any liability for any such disclosure.

10.25 Gaming Regulations. Each party to this Agreement hereby acknowledges that the consummation of the transactions contemplated by the Loan Documents is subject to applicable Gaming Laws, including but not limited to any licensing or qualification requirements imposed on the Lenders and the Loan Parties thereby. Each Credit Party represents and warrants that it will use its best efforts to obtain all requisite approvals necessary in connection with the transactions contemplated hereby and in the other Loan Documents.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

MARINA DISTRICT FINANCE COMPANY,
INC., a New Jersey corporation

By	/s/ Josh Hirsberg
Name:	Josh Hirsberg
Title:	Vice President, Chief Financial Officer and Treasurer

MARINA DISTRICT DEVELOPMENT COMPANY, LLC, a New Jersey limited liability company

By:	Marina District Development Holding Co., LLC, a New Jersey limited liability company
Its:	Sole Member

	By:	Boyd Atlantic City, Inc., a New Jersey corporation
	Its:	Managing Member

	By:	/s/ Josh Hirsberg
	Name:	Josh Hirsberg
	Title:	Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:	/s/ Donald Schubert
Name:	Donald Schubert
Title:	Managing Director

WELLS FARGO BANK, N.A., as a Lender

By:	/s/ Donald Schubert
Name:	Donald Schubert
Title:	Managing Director

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Justin Lien
Name:	Justin Lien
Title:	Senior Vice President

THE ROYAL BANK OF SCOTLAND PLC, as a Lender

By:	/s/ William McGinty
Name:	William McGinty
Title:	Senior Vice President

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Mohammad S. Hasan
Name:	Mohammad S. Hasan
Title:	Associate

ALLIED IRISH BANKS, PLC, as a Lender

By:	/s/ Jean Pierre Knight
Name:	Jean Pierre Knight
Title:	Vice President

By:	/s/ David Smith
Name:	David Smith
Title:	Assistant Vice President

BARCLAYS BANK PLC, as a Lender

By:	/s/ Craig Malloy
Name:	Craig Malloy
Title:	Director

UBS AG, STAMFORD BRANCH, as a Lender

By:	/s/ Irja R. Otsa
Name:	Irja R. Otsa
Title:	Associate Director

By:	/s/ Mary E. Evans
Name:	Mary E. Evans
Title:	Associate Director

CAPITAL ONE, N.A., as a Lender

By:	/s/ Ross S. Wales
Name:	Ross S. Wales
Title:	Sr. Vice President

SUMITOMO MITSUI BANKING CORPORATION, as a Lender

By:	/s/ William G. Karl
Name:	William G. Karl
Title:	General Manager

S-12